UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2005

VALEANT PHARMACEUTICALS INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11397 (Commission File Number)	33-0628076 (I.R.S. Employer Identification No.)

3300 Hyland Avenue
Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

(714) 545-0100
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On April 22, 2005, Valeant Pharmaceuticals International (the “Company”) entered into an Executive Severance Agreement (the “Agreement”) with Eileen C. Pruette, Executive Vice President, General Counsel.

     The Agreement expires on December 31, 2010 unless sooner terminated following a “Change in Control” (as defined in the Agreement), and shall automatically be extended for successive one-year periods unless no later than six months prior to a scheduled expiration date the Company notifies Ms. Pruette that the Agreement will not be extended.

     Under the Agreement, upon termination by reason of death or disability, by the Company for cause, or by Ms. Pruette without good reason, Ms. Pruette will receive all amounts earned or accrued through the termination date, as specified in the Agreement. Upon termination by reason of death or disability, Ms. Pruette or her heirs will, in addition, be entitled to a prorated portion of her annual bonus. Ms. Pruette or her heirs will be entitled to other compensation or benefits in accordance with the Company’s benefit plans and other applicable programs and practices then in effect.

     If Ms. Pruette’s employment is terminated by the Company without cause, or by Ms. Pruette with good reason, and Ms. Pruette agrees not to engage in certain activities that might compete with the Company for a period of one year after termination, she will receive a payment equal to the sum of: (a) any accrued and unpaid salary, (b) any unpaid annual bonus payable for the most recently completed year, (c) Ms. Pruette’s annual base salary then in effect and (d) the lesser of the average of annual incentive program bonuses paid to Ms. Pruette for the five prior years (or such shorter period if Ms. Pruette has not been eligible to participate in the annual incentive program) or Ms. Pruette’s target bonus at such time. If the Company terminates Ms. Pruette’s employment, other than for cause, disability or death, or by Ms. Pruette for good reason, the Company will also pay up to an aggregate of $20,000 for outplacement services.

     If during the period beginning six months prior to a Change in Control and ending twelve months after a Change in Control, Ms. Pruette is terminated by the Company without cause, or terminates her employment with good reason, and she agrees not to engage in prohibited activities for a period of one year following termination, she will be entitled to a payment equal to two times the sum of (a) her annual base salary plus (b) the higher of average of annual incentive program bonuses paid to Ms. Pruette for the five prior years (or such shorter period if Ms. Pruette has not been eligible to participate in the annual incentive program) or Ms. Pruette’s target bonus at the time of the Change in Control. In addition, for one year after such termination following a Change in Control or such longer period as may be provided by the terms of the appropriate benefit plans, the Company shall provide Ms. Pruette and her family with medical, dental and life insurance benefits at least equal to those which would have been provided had Ms. Pruette not been terminated, in accordance with the applicable benefit plans in effect on the Change in Control measurement date or, if more favorable, in effect generally at any time after the Change in Control measurement date with respect to other peer executives of the Company and its affiliated companies. All outstanding options to purchase shares of common stock of the Company, each outstanding restricted stock award and any other unvested equity compensation right shall be fully vested or exercisable and each such share or equity interest shall no longer be subject to a right of repurchase by the Company.

     The Agreement provides that payments and benefits under the Agreement and all other related arrangements would otherwise trigger “excess parachute payment” penalties under Section 280G of the Internal Revenue Code of 1986, then such payments and benefits shall be adjusted to maximize the net amount she would realize after payment of income and excise taxes.

     The foregoing summary of the Agreement is qualified in its entirety by the actual Agreement attached hereto as Exhibits 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
10.1	Executive Severance Agreement, dated as of April 22, 2005 between the Company and Eileen C. Pruette.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL (Registrant)
Date: April 27, 2005
	By:	/s/ Bary G. Bailey
		Name:	Bary G. Bailey
		Title:	Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Severance Agreement, dated as of April 22, 2005 between the Company and Eileen C. Pruette.

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